Exhibit 10.B

                            VIAD CORP

                 PERFORMANCE UNIT INCENTIVE PLAN

                 AS AMENDED THROUGH MAY 12, 1998

1.   PURPOSE.

The purpose of the Plan is to promote the long-term interests of the Corporation and its shareholders by providing a means for attracting and retaining designated key executives of the Corporation and its Affiliates through a system of cash rewards for the accomplishment of long-term predefined objectives.

2.   DEFINITIONS.

The following definitions are applicable to the Plan:

     "Affiliate" - Any "Parent Corporation" or "Subsidiary
     Corporation" of the Corporation as such terms are defined in
     Section 425(e) and (f), or the successor provisions, if any, respectively, of the Code (as defined herein).

     "Award" - The grant by the Committee of a Performance Unit or Units as provided in the Plan.

     "Board" - The Board of Directors of Viad Corp.

     "Code" - The Internal Revenue Code of 1986, as amended, or its successor general income tax law of the United States.

     "Committee" - The Human Resources Committee of the Board.

     "Corporation" - Viad Corp.

     "Participant" - Any executive of the Corporation or any of its Affiliates who is selected by the Committee to receive an Award.

     "Performance Period" - The period of time selected by the Committee for the purpose of determining performance goals and measuring the degree of accomplishment. Generally, the Performance Period will be a period of three successive fiscal years of the Corporation.

     "Performance Unit Award" - An Award.

     "Plan" - The Performance Unit Incentive Plan of the
     Corporation.

     "Unit" - The basis for any Award under the Plan.

3.   ADMINISTRATION.

The Plan shall be administered by the Committee. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Units to be subject to Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the targets that must be achieved in order for the Awards to be payable and the other terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

4.   PERFORMANCE GOALS.

The Performance Unit Incentive Plan is intended to provide Participants with a substantial incentive to achieve or surpass two pre-defined long-range financial goals which have been selected because they are key factors (goals) in increasing shareholder value. One of the key goals for CORPORATE and SUBSIDIARY Participants is Average Three-Year Return on Equity, utilizing a pro forma return on equity calculation for subsidiaries (other than Travelers Express) which effectively adjusts each to the overall financial objective of a capital structure of 35% debt and 65% equity.

The second goal for each SUBSIDIARY Participant principally emphasizes Average Three-Year Real Earnings Growth. The targets for this goal will take several different forms in recognition of the need to tailor the target to the most important factors for the unit (as well as to overall corporate objectives). For example, while operating income is normally the best indicator of earnings growth, the target will be based on net income when tax-exempt income (Travelers Express) or income from equity in joint ventures (Dobbs International, GLSI) come into play, as operating income would not give the full picture in such circumstances. Goals for subsidiaries should be meaningful, easily understood and consistent with the overall objectives.

The second goal for CORPORATE Participants also emphasizes
Average Three-Year Real Earnings Growth but the target will be based on earnings per share from continuing operations, the most appropriate measure in increasing shareholder value.

5.   DETERMINATION OF TARGETS.

A.   AVERAGE THREE-YEAR SUBSIDIARY PRO FORMA RETURN ON EQUITY
     (EXCEPT TRAVELERS EXPRESS COMPANY, INC., GROUP).

Return on Equity calculations for each Subsidiary Company except Travelers Express will be made by dividing each year's net earnings after tax by the average quarterly (beginning of year and each quarter-end, including year-end) pro forma equity. For purposes of this calculation, pro forma equity shall be deemed to be 65% of the sum of each Subsidiary Company's actual equity plus its debt, including intercompany accounts payable less intercompany accounts receivable (net capital employed). Net income shall be adjusted (1) to exclude the after-tax effect of intercompany interest expense and the after-tax effect of intercompany interest income and (2) to deduct the after-tax effect of the pro forma interest, calculated at 8% per annum, on the excess of 35% of the average beginning and ending balance of net capital employed over the average beginning and ending balance of outstanding debt (pro forma debt), so that each company's Return on Equity is based on a pro forma 65% equity and 35% debt structure for the net capital employed by it. In all cases, the after-tax calculations are to be made using the statutory federal income tax rate applicable to such year. In establishing a realistic weighted average annual Return on Equity target for the Performance Period, consideration will be given to industry averages whenever known as well as the Performance Period Financial Plan year-by-year Return on Equity (on the same basis as previously described), overall Corporate objectives and, where appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

B.   AVERAGE THREE-YEAR RETURN ON EQUITY (TRAVELERS EXPRESS).

Return on Equity calculations for Travelers Express will be made by dividing each year's net income after taxes by the average quarterly (beginning of year and each quarter-end, including year-end) equity. Consideration will then be given to any known or anticipated changes in equity structure and available industry averages, and a realistic weighted average annual Return on Equity target for the three-year Performance Period will be established, taking into account all factors mentioned as well as the three-year Performance Period Financial Plan year-by-year Return on Equity (on the same basis as previously described), overall Corporate objectives and, where appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

C.   AVERAGE THREE-YEAR VIAD RETURN ON COMMON STOCKHOLDERS'
     EQUITY.

Return on common stockholders' equity calculations will be made for Viad Corp by dividing each year's net income after taxes less preferred dividend requirements by the year's monthly average of common stockholders' equity (return on common equity). Consideration will then be given to any known or anticipated changes in equity structure and to appropriate industry averages, and a realistic weighted average annual Return on Equity target for the three-year Performance Period will be established taking into account all factors mentioned as well as the three-year Performance Period Financial Plan year-by-year return on equity (on the same basis as previously described), overall Corporate objectives and, where appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

D.   AVERAGE THREE-YEAR SUBSIDIARY EARNINGS GROWTH.

A realistic average three-year earnings target for the Performance Period for each Subsidiary Company will be established taking into account historical income, financial plan income for the Performance Period, overall Corporate objectives, and if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

E.   AVERAGE THREE-YEAR VIAD EARNINGS PER SHARE GROWTH.

A realistic "Earnings Per Share" from continuing operations target for Viad Corp will be established after considering historical earnings per share from continuing operations, financial plan income for the Performance Period, overall Corporate objectives and, if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

F.   ESTABLISHING TARGETS.

The appropriate targets, range of values above and below such targets and the Performance Period to be used as a basis for the measurement of performance for Awards under the Plan will be determined by the Committee no later than 90 days after the beginning of each new Performance Period during the life of the Plan, after giving consideration to the recommendations of the Chief Executive Officer of Viad Corp. Performance Units will be earned based upon the degree of achievement of the pre-defined targets over the Performance Period following the date of grant. Earned Units can range, based on operating company performance using an award matrix, from 0% to 200% of the target Units.

6.   OTHER PLAN PROVISIONS.

Special treatment of any significant unusual or non-recurring items (for purposes of earnings and/or Return on Equity calculation) arising after targets are set may be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval including revision to either or both targets in the event of any significant acquisition or divestiture made during the Performance Period to give effect, as appropriate, to planned effects of such acquisition or divestiture during the Performance Period. Other examples include extraordinary items, gains or losses arising from discontinued operations, effects of a change in accounting principles or a change in federal income tax rates. Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of effect on continuing operations results.

For subsidiaries, in certain extreme cases, unplanned effects of major litigation, remediation of environmental matters, significant uninsured losses, a significant restructuring or the bankruptcy of a major vendor or customer are further examples of the types of items which could be (but are not required to be) considered by the Chief Executive Officer of Viad Corp for recommendation to the Committee for possible special treatment.

Conversely, the general rule for Corporate measurements is that restructuring charges affecting years after 1992, gain or loss on sale of a smaller subsidiary or other one-time income or loss items mentioned above regarding subsidiaries would not be considered for special treatment as the Corporate mission is to achieve the targets notwithstanding the effects of such items.

Incentives to be paid under this Plan must be deducted from the corporation's earnings during the Performance Period (generally in the third year, when the amounts to be paid can be reasonably estimated). Goals must be achieved after deducting from actual results all incentive compensation applicable to such performance periods, including those incentives earned under this Plan.

7.   AWARD MATRIX.

The range of values for the Corporation's or a Subsidiary Company's performance is set at a minimum of 80% of target for threshold and capped at 120% of the target. Notwithstanding the foregoing, targets may be established for threshold within the range of above 80% up to and including 95% and for maximum within the range of below 120% down to 105%, as may be designated by the Committee; however, the Committee may, when appropriate, adjust such ranges upward or downward. The Return on Equity target and range of values will be entered on the vertical axis of the appropriate Performance Unit Award Matrix. The weighted average annual Return on Equity target for the Performance Period will represent a meaningful improvement over average historical returns except in extremely unusual circumstances. Actual weighted average annual Return on Equity performance for each Participant will be determined at the end of the three-year Performance Period based on the appropriate definition set forth above. Similarly, the average three-year Real Earnings Growth target and range of values will be entered on the horizontal axis of the Performance Unit Award Matrix, and actual results will be determined at the end of the three-year Performance Period based on the appropriate definition.

Performance Units will be earned based upon the degree of achievement of the pre-defined goals using the Performance Unit
Award Matrix.

                 PERFORMANCE UNIT AWARD MATRIX:


                              Percent of Award Earned
               --------------------------------------------

Return         100%      125%      150%      175%      200%
  on            75%      100%      125%      150%      175%
Equity          50%       75%      100%      125%      150%
                25%       50%       75%      100%      125%
                 0%       25%       50%       75%      100%

               --------------------------------------------

                         Improvement in Real Earnings


8.   PARTICIPANT ELIGIBILITY.

Personnel will be eligible for participation as recommended by Viad Corp Chief Executive Officer for approval by the Committee no later than 90 days after the beginning of each new Performance Period during the life of the Plan, limited only to those key executives who contribute in a substantial measure to the successful performance of the Corporation or its Affiliates. The Chief Executive Officer will recommend for approval by the Committee which Affiliates among its Affiliates should be included in the Plan.

9.   AWARD DETERMINATION.

The number of Units to be awarded will be determined, generally, by multiplying a factor times the Participant's annual base salary in effect at the time the Award is granted and dividing the result by the average of the high and low of the Corporation's Common Stock on the date of approval of the grant by the Committee. The Award factor will be recommended by the Chief Executive Officer of Viad Corp for approval by the Committee annually no later than 90 days after the beginning of each new performance period. The Committee may adjust the number of Units awarded in its discretion.

10.  GENERAL TERMS AND CONDITIONS.

The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Units and to provide the terms and conditions (which need not be identical among Participants) thereof. Without limiting the generality of the foregoing, the Committee may specify a Performance Period of not less than two years or not more than five years, rather than the three-year Performance Period provided for above, and such time period will be substituted as appropriate to properly effect the specified Performance Period. No Participant or any person claiming under or through such person shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all the terms, conditions, and provisions of the Plan and its approved administrative requirements that affect such Participant or such other person shall have been complied with. Nothing contained in the Plan or its Administrative Guidelines shall (i) require the Corporation to segregate cash or other property on behalf of any Participant or (ii) affect the rights and power of the Corporation or its Affiliates to dismiss and/or discharge any Participant at any time.

Any recapitalization, reclassification, stock split, stock dividend, sale of assets, combination or merger not otherwise provided for herein which affects the outstanding shares of Common Stock of the Corporation or any other change in the capitalization of the Corporation affecting the Common Stock shall be appropriately adjusted for by the Committee or the Board, and any such adjustments shall be final, conclusive and binding.

11.  PAYMENT OF AWARDS.

     (a) Performance Unit Awards which may become payable under this Plan shall be calculated as determined by the Committee but any resulting Performance Unit Award payable shall be subject to the following calculation: each Unit payable shall be multiplied by the average of the daily means of the market prices of the Corporation's Common Stock during the ten trading day period beginning on the day following public announcement of the Corporation's year-end financial results following the Performance Period. Distribution of the Award will be made within ninety (90) days following the close of the Performance Period. Awards will be subject to discretionary downward adjustment, for those executive officers affected by Section 162(m) of the Internal Revenue Code, by the Committee.

     (b) Performance Unit Awards granted under this Plan shall be payable during the lifetime of the Participant to whom such Award was granted only to such Participant; and, except as provided in (d) and (e) of this Section 7, no such Award will be payable unless at the time of payment such Participant is an employee of and has continuously since the grant thereof been an employee of, the Corporation or an Affiliate. Neither absence on leave, if approved by the Corporation, nor any transfer of employment between Affiliates or between an Affiliate and the Corporation shall be considered an interruption or termination of employment for purposes of this Plan.

     (c) Prior to the expiration of the Performance Period, all Participants will be provided an irrevocable option to defer all or a portion of any earned Performance Unit Award, if there be one but not less than $1,000, in written form as prescribed by the Board under the provisions of a deferred compensation plan for executives of the Corporation and its Affiliates, if one be adopted.

     (d) If a Participant to whom a Performance Unit Award was granted shall cease to be employed by the Corporation or its Affiliate for any reason (other than death, disability, or retirement) prior to the completion of any applicable Performance Period, said Performance Unit Award will be withdrawn and subsequent payment in any form at any time will not be made.

     (e) If a Participant to whom a Performance Unit Award was granted shall cease to be employed by the Corporation or its Affiliate due to early, normal, or deferred retirement, or in the event of the death or disability of the Participant, during the Performance Period stipulated in the Performance Unit Award, such Award shall be prorated for the period of time from date of grant to date of retirement, disability or death, as applicable, and become payable within ninety (90) days following the close of the Performance Period to the Participant or the person to whom interest therein is transferred by will or by the laws of descent and distribution. Performance Unit Awards shall be determined at the same time and in the same manner (except for applicable proration) as described in Section 11(a).

     (f) There shall be deducted from all payment of Awards any taxes required to be withheld by any Federal, State, or local government and paid over to any such government in respect to any such payment.

12.  ASSIGNMENTS AND TRANSFERS.

No Award to any Participant under the provisions of the Plan may be assigned, transferred, or otherwise encumbered except, in the event of death of a Participant, by will or the laws of descent and distribution.

13.  AMENDMENT OR TERMINATION.

The Board may amend, suspend, or terminate the Plan or any portion thereof at any time provided, however, that no such amendment, suspension, or termination shall invalidate the Awards already made to any Participant pursuant to the Plan, without his consent.

14.  EFFECTIVE DATE AND TERM OF PLAN.

The Plan shall be effective January 1, 1994, provided however, that any Award made under this Plan is subject to the approval of this Plan by the stockholders of Viad Corp.